Exhibit 10.10

[COMPANY LETTERHEAD]

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

I am pleased to confirm our offer to you to become the [POSITION] of Vertiv Holdings Co (the “Company”), based in [LOCATION], reporting to [•]. The effective date of your employment will be [the closing of the Transaction][DATE] (“Effective Date”), subject to the terms and conditions of this letter agreement (“Agreement”), the Company’s Executive Employment Policy (“Employment Policy”) and the Company’s Executive Change of Control Plan (“Change of Control Plan”), which are incorporated in this Agreement.

In connection with your new role, you will be entitled to the following compensation and benefits package, as previously approved by the Company’s Board of Directors:

COMPENSATION

Base Salary: As of the Effective Date, your annual base salary will be $[•]. Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in [•].

Initial Equity Awards: You will be eligible to receive the following individual time-based restricted stock unit awards and stock options in connection with this Agreement:

☐	[•] Restricted Stock Units; and
☐	[•] Stock Options.

The Initial Equity Awards will be granted under the terms of the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (the “Omnibus Plan”) and shall vest and be governed by the relevant award agreements. Moreover, the Company reserves the right to modify the design or mix of the annual long-term incentive award program in the future.

Annual Performance-Based Bonus: As of the Effective Date, your target incentive compensation opportunity under the Company’s Annual Incentive Plan (the “Annual Bonus”) will be [•]. Incentive compensation awards are paid in the first quarter of the following year.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

☐	Vacation: You will be eligible for [four (4)] weeks’ vacation.

☐	Executive Severance: The Employment Policy currently provides for a cash severance payment and COBRA continuation coverage if your employment is involuntary terminated for a reason other than Cause or you terminate for Good Reason (as defined in the Employment Policy in effect when you terminate employment). You will be required to execute a release of claims against the Company and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure and non-competition covenants as a condition of receiving executive severance benefits. For additional information, please consult the Employment Policy.

☐	Change of Control Termination Payments: The Change of Control Plan currently provides for a lump sum cash termination payment, continued benefits and perquisites and equity acceleration if your employment is involuntarily terminated for a reason other than Cause or you terminate upon the occurrence of a Good Reason Event (as defined in the Change of Control Plan in effect when you terminate employment) within the period beginning 90 days prior to effective date of a Change of Control and ending on the second anniversary of the Change of Control. Any termination payments made and equity accelerated under the Change of Control Plan shall be in lieu of any termination, severance or similar payments and benefits provided to you under this Agreement and/or the Employment Policy. For additional information, please consult the Change of Control Plan.

INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANTS

As a condition of this employment offer, you are required to execute the Company’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”). You will also be subject to the restrictive covenants in the Employment Policy and Change of Control Plan attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this letter in the space provided and returning it to me.

Vertiv is a global leader and a company engineered to deliver solutions for critical technologies. But, more importantly, we are a company with a terrific future and a great place to work. Our performance culture drives growth for us and competitive advantage for our customers. We hire the best people; give them every possible opportunity to learn, grow, and develop; and reward them for their contributions. Together, we are building a world where all critical technologies work.

[NAME], we are excited to be extending this offer to you and look forward to working with you in your expanded role. Your experience and background is an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Rob Johnson

Chief Executive Officer
ACKNOWLEDGED AND AGREED:

[Name]

Date

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with the Company will be on an “at will” basis. This means that there is no guarantee of employment for any specific period, and either you or the Company may terminate your employment at any time.

The descriptions of benefits and perquisites described in this offer letter are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company reserves the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.